UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 1, 2016

NeuStar, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32548	52-2141938
(State or other jurisdiction	(Commission	(IRS Employer
Of incorporation)	File Number)	Identification No.)

21575 Ridgetop Circle Sterling, Virginia	20166
(Address of principal executive offices)	(Zip Code)
(571) 434-5400
(Registrant's telephone number, including area code.)
N/A
(Former name and former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.
Regional Contracts with North American Portability Management LLC (the “NAPM”)

NeuStar, Inc. (“Neustar” or the “Company”) is currently the only provider of Local Number Portability Administrator services in the United States. These services are provided pursuant to the seven regional contracts (the “NPAC Contracts”) between the Company and the NAPM.

Under the terms of the NPAC Contracts, the NAPM may, ninety days before the end of the current term (September 30, 2016), elect to (a) allow the NPAC Contracts to automatically renew for an additional twelve months or (b) deliver a notice of non-renewal. If a notice of non-renewal is provided, the NAPM must also provide the Company a notice of termination to designate a service completion date that is one hundred eighty days (180) after the date upon which the notice is provided to the Company. Under the terms of the NPAC Contracts, the prevailing annual fixed fee is $496.1 million per year and applies regardless of whether the NPAC Contracts automatically renew or if a notice of non-renewal is delivered.

The NAPM provided a notice of non-renewal to the Company on July 1, 2016. Under the NPAC Contracts, the Company will continue to provide services to the NAPM until the transition is complete. The preliminary transition timeline published by the Transition Oversight Manager (the “TOM”) on April 20, 2016 contemplates that the transition will be completed at the end of the third quarter of 2017. The TOM conducted a webinar on June 21, 2016, during which it stated that the preliminary transition timeline would likely be revised to account for delays in the transition process.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NeuStar, Inc.

Date:	July 1, 2016	By:	/s/ Paul S. Lalljie
Name: Paul S. Lalljie
Title: Chief Financial Officer (Principal Financial and Accounting Officer and Duly Authorized Officer)